Exhibit 99.1

For Release – May 22, 2017

JELD-WEN HOLDING, INC. ANNOUNCES LAUNCH OF SECONDARY OFFERING OF COMMON STOCK

Charlotte, N.C. – JELD-WEN Holding, Inc. (NYSE:JELD) today announced a secondary public offering of 14,000,000 shares of common stock by certain of the company’s existing stockholders, including Onex Partners Manager LP and its affiliates (collectively, the “Selling Stockholders”). Additionally, in connection with the offering, certain of the Selling Stockholders intend to grant to the underwriters a 30-day option to purchase up to 2,100,000 additional shares of common stock.

The company is not selling any shares in this offering and will not receive any proceeds from the sale of shares being sold by the Selling Stockholders in this offering.

Barclays, Citigroup, Credit Suisse, J.P. Morgan, Deutsche Bank Securities, RBC Capital Markets, BofA Merrill Lynch, Goldman Sachs & Co. LLC, and Wells Fargo Securities are acting as joint book-running managers in the offering. Baird, FBR, and SunTrust Robinson Humphrey are acting as co-managers in the offering.

The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (800) 831-9146.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JELD-WEN

JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating 115 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Contact Information:

Investor Relations: John Linker, +1.704.378.7007 or investors@jeldwen.com

Media Relations: Colby Reade, CMD, +1.503.488.4209, creade@cmdagency.com, JELD-WEN@cmdagency.com

JELD-WEN Holding, Inc.                440 S. Church Street, Suite 400, Charlotte, NC 28202                www.jeld-wen.com